WY Secretary of State
FILED: 03/29/2023 09:04 AM
Original ID: 2019-000848448
Amendment ID: 2023-004093947

Wetrade Group Inc.
Amended and Restated Articles of Incorporation

I. The name ofthe corporation is:
WeTrade Group Inc.

II. The name and physical address ofthe registered agent ofthe corporation is:
Wyoming Registered Agent
1621 Central Ave
Cheyenne, WY 82001

III. The mailing address ofthe corporation is:
1621 Central Ave
Cheyenne, WY 82001

IV. The principal office address ofthe corporation is:
1621 Central Ave
Cheyenne, WY 82001

V. The number, par value, and class of shares the corporation will have the authority to issue are:

Number of Common Shares:	Unlimited	Common Par Value:	$0.0000
Number of Preferred Shares:	0	Preferred Par Value:	$0.0000

VI. The name and address of each incorporator is as follows: Wyoming Registered Agent
1621 Central Ave, Cheyenne WY 82001

VII. The companycan issue shares atany time, withouta shareholder meeting or shareholder consent.

VIII. The company may at any time, increase the number ofshares, split their shares, forward or reverse, as well as change their name withouta shareholders meeting consistentwith the provisions ofthe Wyoming Business Corporations Act.

IX. Unless otherwise provided by law, any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consent shall bear the date of signature of the shareholder who signs the consent and be delivered to the corporation for inclusion in the minutes or filing with the corporate records.

X. The company may amend the articles ofincorporation atany time, by the way ofboard resolution, withouta shareholders meeting consistent with the provisions ofthe Wyoming Business Corporations Act.

Print Name: Hechun Wei
Title: Chief Executive Officer

Received
MAR 16 2023
Secretary of State
Wyoming